Exhibit 99.1

For Immediate Release:	Contact:	Douglas R. Jamieson
President
(914) 921-5020

For further information please visit
www.gabelli.com

GAMCO Announces $0.50 Per Share Shareholder Designated Charitable Contribution
Creates Pool of Over $13 million for Registered Shareholders to Make Donations

Greenwich, Connecticut, November 29, 2021 – GAMCO Investors, Inc. (“GAMCO”) (NYSE: GBL) announced today that its Board of Directors approved a $0.50 per share shareholder designated charitable contribution (“SDCC”).  This brings the total charitable contributions to over $100 million when added to contributions since the inception of this program in 2013, the funds designated by Associated Capital (since its spinoff in 2015) and the direct donations by GAMCO since going public in 1999.

Charitable giving is a cornerstone of society and an obligation for those with the means to make a difference in the world. Our program has its origins in Warren Buffett’s program at Berkshire Hathaway from 1981 to 2003. Since the inception of GAMCO’s SDCC program in 2013, shareholders will have designated contributions of close to $37 million to more than 340 charitable institutions. As an organization, GAMCO has no control over the donations, our shareholders will direct us where to send the funds.

This program underscores our commitment to ESG (environmental, social, and governance) investing, especially socially-responsible factors which have been integrated in our portfolios since 1987.  More recently, this evolved into including integrating ESG factors into the analysis of companies and the structuring of portfolios and has morphed into the SDCC program at Gabelli.  We believe that GAMCO is one of the few companies to underwrite a program like this for their shareholders and encourage other companies to adopt one.

Shareholders have until December 21, 2021 to register their shares in their own name to participate in the program.

If a shareholder’s shares are registered in “street name” (i.e. a bank, broker or other institution holding the shares for the shareholder), those shares will not be eligible to participate in this charitable program. Therefore, any shareholder who wishes to participate in this program with shares currently held in street name should contact their custodian to register shares in the shareholder’s name.

GAMCO will distribute a charitable contribution forms to all registered shareholders after December 21st. Completed forms must be returned to GAMCO no later than January 21, 2022, for the charitable contribution to be made. Only charities that are recognized 501(c)(3) organizations are qualified to receive the donation from GAMCO on each shareholder’s behalf. A list of eligible charities is available at: http://www.irs.gov/Charities-&-Non-Profits/Exempt-Organizations-Select-Check.

If all shares that are eligible are registered in the shareholders’ name at the record date, the total contribution would be approximately $13 million.

Please email us at shareholdergiving@gabelli.com with any questions.

About GAMCO Investors, Inc.

GAMCO is known for its research-driven approach to equity investing. GAMCO conducts its investment advisory business principally through two subsidiaries: GAMCO Asset Management Inc. (approximately 1,400 institutional and private wealth separate accounts, principally in the U.S.) and Gabelli Funds, LLC (24 open-end funds, 14 closed-end funds, 2 actively managed semi-transparent ETFs, and a SICAV). GAMCO serves a broad client base including institutions, intermediaries, offshore investors, private wealth, and direct retail investors.

GAMCO offers a wide range of solutions for clients across Value, Growth Equity, ESG, Convertibles, actively managed semi-transparent ETFs, sector-focused strategies including Gold and Utilities, Merger Arbitrage, and Fixed Income. In 1977, GAMCO launched its flagship All Cap Value strategy, Gabelli Value, and in 1986 launched its mutual fund business.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy, the effects of the Tax Cuts and Jobs Act, and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. Some of the factors that may cause our actual results to differ from our expectations include risks associated with the duration and scope of the ongoing coronavirus pandemic resulting in volatile market conditions, a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, a general downturn in the economy that negatively impacts our operations, and the ongoing impacts of the Tax Cuts and Jobs Act with respect to tax rates and the non-deductibility of certain portions of named executive officer compensation. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Annual Report on Form 10-K and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.

Gabelli Funds, LLC is a registered investment adviser with the Securities and Exchange Commission and is a wholly owned subsidiary of GAMCO Investors, Inc. (NYSE: GBL).
Investors should carefully consider the investment objectives, risks, charges and expenses of the Fund before investing. The prospectus, which contains more complete information about this and other matters, should be read carefully before investing. To obtain a prospectus, please call 800 GABELLI or visit www.gabelli.com